Exhibit 99.1

Contacts:	Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065
PHARMACYCLICS SECURES EQUITY FINANCING COMMITMENT
Sunnyvale, Calif. – August 21, 2006 — Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that it has received a commitment for up to $20 million in common stock equity financing from Azimuth Opportunity Ltd. Over the next eighteen months, Pharmacyclics may at its discretion, from time to time, sell registered shares of its common stock at a small discount to the market price to Azimuth Opportunity. Acqua Capital is an advisor to Azimuth Opportunity.
Net proceeds from any sale of the securities will be used for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small-molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. Its lead product, Xcytrin® (motexafin gadolinium) Injection, has completed Phase 3 clinical testing in lung cancer brain metastases and several Phase 1 and Phase 2 clinical trials are ongoing with Xcytrin, either as a single agent or in combination with chemotherapy and/or radiation in multiple cancer types. Pharmacyclics has other product candidates in earlier-stage development for cancer and other diseases. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the “pentadentate” logo® are registered trademarks of Pharmacyclics, Inc.
Forward Looking Statements
Other than statements of historical fact, the statements made in this press release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words “potential,” “project,” “believe,” “will,” “continue,” “plan,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act of 1934. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.